                                                                     Exhibit 5.1



                                     January
                                       15th
                                     -------
                                     1 9 9 7





                                                                     020,727-002




Amerigon Incorporated
404 East Huntington Drive
Monrovia, California  91016-3600

Gentlemen:

          At your request, we have examined the Registration Statement (No. 333-17401) on Form S-2 (the "Registration Statement") filed by Amerigon Incorporated, a California corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 17,250 of the Company's units, each unit consisting of 280 shares of the Company's Class A Common Stock, no par value per share (the "Shares"), and an equal number of Class A Warrants to purchase Class A Common Stock (the "Warrants"). We have also examined the forms, as filed as exhibits to the Registration Statement, of the Underwriting Agreement (the "Underwriting Agreement") by and between the Company and D.H. Blair Investment Banking Corp. (the "Underwriter") and the Warrant Agreement (the "Warrant Agreement") by and among the Company, the Underwriter and U.S. Stock Transfer Corporation, as Warrant Agent. We are familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Shares and the Warrants.

          Subject to the proposed additional proceedings being taken as now contemplated by us as your counsel, and as

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Page 2 - Amerigon Incorporated - January 15, 1997



contemplated by the Registration Statement prior to the issuance and sale of the Shares and as contemplated by the Registration Statement and by the form of Warrant Agreement prior to the issuance and sale of the Warrants, and to the execution and delivery of the Warrants and the Warrant Agreement in the forms examined by us, it is our opinion that:

          1. Upon payment for the Shares and the issuance and delivery thereof in accordance with the Underwriting Agreement and in the manner referred to in the Registration Statement, and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Class A Common Stock, the Shares will be validly issued, fully paid and non-assessable.

          2. Upon payment for the Warrants and the issuance, execution and delivery thereof in accordance with the Underwriting Agreement and in the manner referred to in the Registration Statement, the Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          3. Upon payment of the exercise price for the shares of Class A Common Stock to be issued upon exercise of the Warrants and the issuance and delivery thereof in accordance with the Warrants and the Warrant Agreement, and the countersigning of the certificate or certificates representing such shares by a duly authorized signatory of the registrar for the Company's Class A Common Stock, such shares will be validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,


                                        /s/ O'MELVENY & MEYERS LLP